Exhibit 99.1

News Release

For Immediate Release	Contact: Steven E. Wilson
January 27, 2010	Chief Financial Officer
(800) 445-1347 ext. 8704

United Bankshares, Inc. Announces Earnings

for the Fourth Quarter and Year of 2009

WASHINGTON, D.C. and CHARLESTON, WV— United Bankshares, Inc. (NASDAQ: UBSI), today reported earnings for the fourth quarter and year of 2009. Fourth quarter of 2009 earnings were $17.4 million or $0.40 per diluted share, up from earnings of $16.5 million or $0.38 per diluted share for the fourth quarter of 2008. Earnings for the year of 2009 were $67.3 million or $1.55 per diluted share as compared to earnings of $87.0 million or $2.00 per diluted share for the year of 2008.

“We are pleased with the financial results for 2009 given the very difficult year for the nation’s economy,” stated Richard M. Adams, United’s Chairman of the Board and Chief Executive Officer. “Although earnings are down compared to last year, United’s earnings for 2009 were much better than most regional banking companies as evidenced by a return on average assets of 0.85% as compared to -0.21% for the first nine months of 2009 for United’s Federal Reserve peer group of bank holding companies with total assets between $3 and $10 billion.”

United’s asset quality also continues to compare favorably to its peers. United’s percentage of nonperforming loans to loans, net of unearned income of 1.26% at December 31, 2009 compares favorably to the most recently reported percentage of 4.08% at September 30, 2009 for United’s Federal Reserve peer group. At December 31, 2009, nonperforming loans were $72.3 million or 1.26% of loans, net of unearned income, which were virtually flat from nonperforming loans of $72.9 million or 1.26% of loans, net of unearned income at September 30, 2009 but up from nonperforming loans of $54.2 million or 0.90% of loans, net of unearned income at December 31, 2008. The increase in nonperforming loans since year-end 2008 is indicative of the current economic conditions. High unemployment levels and the recent economic recession have impacted the performance of both consumer and commercial portfolios. Any probable loss on these loans has been properly evaluated and allocated within United’s allowance for loan losses. As of December 31, 2009, the allowance for loan losses was $67.9 million or 1.18% of loans, net of unearned income, as compared to $61.5 million or 1.02% of loans, net of unearned income at December 31, 2008. United’s coverage ratio of its allowance for loan losses to nonperforming loans also compares favorably to its peers. The coverage ratio for United was 93.9% and 113.5% at December 31, 2009 and December 31, 2008, respectively. The coverage ratio for United’s Federal Reserve peer group was 71.9% at September 30, 2009. Total nonperforming assets of $112.3 million, including OREO of $40.1 million at December 31, 2009, represented 1.44% of total assets which also compares favorably to the most recently reported percentage of 3.30% at September 30, 2009 for United’s Federal Reserve peer group.

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January 27, 2010

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United continues to be well-capitalized based upon regulatory guidelines. United’s estimated risk-based capital ratio is 12.2% at December 31, 2009 while its Tier I capital and leverage ratios are 11.0% and 8.9%, respectively. The regulatory requirements for a well-capitalized financial institution are a risk-based capital ratio of 10%, a Tier I capital ratio of 6% and a leverage ratio of 5%.

Results for the fourth quarter and year of 2009 included noncash, before-tax, other-than-temporary impairment charges of $2.8 million and $15.0 million on certain investment securities, respectively. In addition, results for the year of 2009 included a credit loss provision of $17.6 million for three loans with fraudulent collateral made to three affiliated companies of a commercial customer and an additional expense of $3.6 million for a special FDIC assessment. All of these expense amounts are before-taxes. Results for the year of 2009 also included an income tax benefit of $11.5 million associated with net operating loss carryforwards and a positive adjustment to income tax expense as a result of a concluded tax examination as well as an additional positive tax adjustment of $568 thousand due to the expiration of the statute of limitations for examinations of certain years.

Results for the fourth quarter and year of 2008 included noncash, before-tax, other-than-temporary impairment charges of $1.2 million and $10.5 million, respectively, on certain investment securities. Also, included in the results for the year of 2008 was a positive tax adjustment of $1.4 million due to the expiration of the statute of limitations for examinations of certain years and a $917 thousand before-tax gain related to Visa’s initial public offering and the partial redemption of Visa shares held by United.

Tax-equivalent net interest income for the fourth quarter of 2009 was $63.7 million, a decrease of $2.8 million or 4% from the fourth quarter of 2008. This decrease in tax-equivalent net interest income was primarily attributable to a decline in average earning assets of $153.5 million or 2% for the fourth quarter of 2009. Average net loans declined $189.9 million or 3% for the fourth quarter of 2009 while average investments decreased $289.6 million or 21% due mainly to maturities and calls of securities from the fourth quarter of 2008. Average short-term investments did increase $326.0 million as a result of United placing its excess cash in an interest-bearing account with the Federal Reserve. In addition, the average yield on earning assets declined 76 basis points for the fourth quarter of 2009 as compared to the same quarter in 2008. Partially offsetting these decreases to tax-equivalent net interest income was a decrease of 72 basis points in the fourth quarter of 2009 average cost of funds. The net interest margin for the fourth quarter of 2009 was 3.55%, down 8 basis points from a net interest margin of 3.63% for the fourth quarter of 2008.

Tax-equivalent net interest income for the year of 2009 was $256.7 million, a decrease of $10.4 million or 4% from the year of 2008. This decrease in tax-equivalent net interest income was primarily attributable to a slight decrease in average assets for the year of 2009 as compared to last year. Average earning assets for the year of 2009 were relatively flat from the year of 2008, decreasing $67.6 million or less than 1%. Average net loans were also relatively flat from the year of 2008, increasing $14.6 million or less than 1%. Average investments declined $219.8 million or 16% due mainly to maturities and calls of securities. However, average short-term investments for the year of 2009 increased $137.6 million from the year of 2008. In addition, the average yield on earning assets for the year of 2009 declined 88 basis points as compared to the year of 2008. Partially offsetting these decreases to net interest income was a decrease of 83 basis points in the year of 2009 average cost of funds. The net interest margin for the year of 2009 was 3.59%, down 11 basis points from a net interest margin of 3.70% for the year of 2008.

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January 27, 2010

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On a linked-quarter basis, United’s tax-equivalent net interest income for the fourth quarter of 2009 was virtually flat from the third quarter of 2009, decreasing $370 thousand or less than 1% due mainly to declines in average net loans and investment securities. Average net loans decreased $75.6 million or 1% while average investments declined $53.4 million or 5% for the quarter. Overall, average earning assets were relatively flat from the third quarter of 2009, increasing $56.9 million or less than 1% for the quarter due to an increase of $185.8 million in average short-term investments. The fourth quarter of 2009 average yield on earning assets declined 17 basis points while the average cost of funds decreased 14 basis points from the third quarter of 2009. The net interest margin of 3.55% for the fourth quarter of 2009 was a decrease of 5 basis points from the net interest margin of 3.60% for the third quarter of 2009.

For the quarters ended December 31, 2009 and 2008, the provision for credit losses was $6.7 million and $12.2 million, respectively, while the provision for the year of 2009 was $46.1 million as compared to $25.2 million for 2008. The decrease in the provision for credit losses from the fourth quarter of 2008 was a result of an increase in the December 31, 2008 allowance for loan losses to account for further credit deterioration in the fourth quarter of 2008. The increase in the provision for credit losses for the year of 2009 was due mainly to the previously mentioned provision of $17.6 million for loans with fraudulent collateral made to three affiliated companies of a commercial customer as well as a continued decline in credit quality in 2009. Net charge-offs were $6.4 million and $39.7 million for the fourth quarter and year of 2009, respectively, as compared to $8.0 million and $20.3 million for the fourth quarter and year of 2008. Net charge-offs for the year of 2009 included the $17.6 million for the loans with fraudulent collateral. Net charge-offs as a percentage of average loans were 0.45% and 0.67% for the fourth quarter annualized and year of 2009, respectively. United’s most recently reported Federal Reserve peer group banking companies’ net charge-offs to average loans percentage was 1.46% for the first nine months of 2009. On a linked-quarter basis, United’s provision for credit losses decreased $1.3 million while net charge-offs increased $1.6 million from the third quarter of 2009.

Noninterest income for the fourth quarter of 2009 was $14.2 million, which was a decrease of $5.0 million from the fourth quarter of 2008. Included in noninterest income for the fourth quarter of 2009 and 2008 were noncash, before-tax, other-than-temporary impairment charges of $2.8 million and $1.2 million, respectively, on certain investment securities. Excluding the results of the noncash, other-than-temporary impairment charges as well as net gains and losses from sales and calls of investment securities, noninterest income would have decreased $3.5 million or 17%. This decrease for the fourth quarter of 2009 was due primarily to a decrease in income from derivatives not in hedge relationships of $4.4 million due to a change in fair value. A similar amount of expense related to the change in the fair value of these derivative financial instruments is included in other expense in the income statement. In addition, revenue from trust and brokerage services decreased $745 thousand due mainly to a decrease in the value of the trust assets under management. Partially offsetting these declines were increases of $977 thousand and $312 thousand, respectively, in income from bank-owned life insurance policies due to an increase in the cash surrender values and fees from deposit services due mainly to the High Performance Checking program.

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January 27, 2010

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Noninterest income for the year of 2009 was $54.0 million, a decrease of $13.3 million from the year of 2008. Included in noninterest income for the year of 2009 and 2008 were noncash, before-tax, other-than-temporary impairment charges of $15.0 million and $10.5 million, respectively, on certain investment securities. Also included in noninterest income for the year of 2008 was a $917 thousand before-tax gain related to Visa’s initial public offering and the partial redemption of Visa shares held by United. Excluding the results of security transactions (which includes impairment charges, net gains or losses on the sale of securities and the partial redemption of the Visa shares), noninterest income for the year of 2009 would have decreased $8.0 million or 10% from the year of 2008. This decrease resulted primarily from declines of $3.5 million in income from derivatives not in hedge relationships due to a change in the fair value, $3.5 million in revenue from trust and brokerage services due mainly to a decrease in the value of the trust assets under management, and $1.7 million in fees from bankcard services due mainly to a lower volume of spending by consumers as a result of the current economic conditions. A similar amount of expense related to the change in the fair value of other derivative financial instruments is included in other expense in the income statement. In addition, income from bank-owned life insurance policies declined $677 thousand due to a decrease in the cash surrender values. Partially offsetting these declines was an increase of $1.1 million in fees from deposit services due mainly to the High Performance Checking program.

On a linked-quarter basis, noninterest income for the fourth quarter of 2009 increased $7.7 million from the third quarter of 2009. Included in the results for the fourth quarter and third quarter of 2009 were noncash, before-tax, other-than-temporary impairment charges of $2.8 million and $11.0 million, respectively. Excluding the results of security transactions, noninterest income would have decreased $593 thousand or 3% on a linked-quarter basis due primarily to decreases in revenue from trust and brokerage services of $319 thousand as a result of a decrease in volume and in fees from deposit services of $401 thousand. Partially offsetting these decreases was an increase of $111 thousand in income from derivatives not in hedge relationships due to a change in the fair value. A similar amount of expense related to the change in the fair value of other derivative financial instruments is included in other expense in the income statement.

Noninterest expense for the fourth quarter of 2009 was $43.9 million, a decrease of $2.7 million or 6% from the fourth quarter of 2008 due primarily to the decrease of $4.4 million in expense from derivatives not in hedge relationships due to a change in fair value. In addition, employee compensation declined $749 thousand due to less commissions and incentives expense. Partially offsetting these decreases was an increase of $1.7 million in employee benefits due to a $1.9 million increase in expense associated with United’s employee pension plan. Also, other real estate owned (OREO) expense increased $877 thousand due mainly to declines in the fair values of OREO properties while data processing expense increased $482 thousand.

Noninterest expense for the year of 2009 was $175.1 million, an increase of $4.1 million or 2% from the year of 2008. Included in noninterest expense for the year of 2009 was the previously mentioned additional expense accrual of $3.6 million for a special FDIC assessment. Also, employee benefits increased $5.5 million due to a $6.2 million increase in pension expense while OREO expense rose $3.0 million due mainly to declines in the fair values of OREO properties. Partially offsetting these increases was a $3.5 million decline in the expense from derivatives not in hedge relationships due to a change in their fair value. In addition, employee compensation declined $2.4 million due to less commissions and incentives expense. Also, bankcard processing expense declined $1.6 million due to a decrease in volume.

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On a linked-quarter basis, noninterest expense for the fourth quarter of 2009 was relatively flat from the third quarter of 2009, increasing $267 thousand or less than 1%. OREO expense increased $229 thousand due mainly to decreases in OREO property values and FDIC assessment expense increased $302 thousand due to higher premiums. Partially offsetting these increases was a decrease of $267 thousand in employee compensation due to a decline in commissions and incentives expense. Also, expense from derivatives not in hedge relationships decreased $111 thousand due to a change in fair value.

Income tax expense for the fourth quarter and year of 2009 was $7.1 million and $11.0 million, respectively, as compared to $7.1 million and $36.9 million for the fourth quarter and year of 2008, respectively. During the third quarter of 2009, United reduced its income tax reserve by $568 thousand due to the expiration of the statute of limitations for examinations of certain years as compared to $1.4 million in the third quarter of 2008. In addition, during the first quarter of 2009, United recorded a benefit associated with net operating loss carryforwards and a positive adjustment to income tax expense as a result of a concluded tax examination. The total income tax benefit recorded in the first quarter of 2009 related to these two events was $11.5 million. As a result of these tax adjustments, United’s effective tax rate was 29.00% and 14.00% for the fourth quarter and year of 2009, respectively, as compared to 30.00% and 29.80% for the fourth quarter and year of 2008, respectively. On a linked-quarter basis, income taxes increased $3.1 million due mainly to higher earnings. Also, the effective tax rate increased to 29.00% from 25.09% for the third quarter of 2009.

During the fourth quarter of 2009, United’s Board of Directors declared a cash dividend of $0.30 per share. The 2009 dividend of $1.17 per share represented the thirty-sixth consecutive year of dividend increases for United shareholders.

United Bankshares, with $7.8 billion in assets, presently has 113 full-service offices in West Virginia, Virginia, Maryland, Ohio, and Washington, D.C. United Bankshares stock is traded on the NASDAQ Global Select Market under the quotation symbol “UBSI.”

Cautionary Statements

The Company is required under generally accepted accounting principles to evaluate subsequent events through the filing of its December 31, 2009 consolidated financial statements on Form 10-K. As a result, the Company will continue to evaluate the impact of any subsequent events on critical accounting assumptions and estimates made as of December 31, 2009 and will adjust amounts preliminarily reported, if necessary.

Forward-Looking Statements

This press release contains certain forward-looking statements, including certain plans, expectations, goals and projections, which are subject to numerous assumptions, risks and uncertainties. Actual results could differ materially from those contained in or implied by such statements for a variety of factors including: changes in economic conditions; movements in interest rates; competitive pressures on product pricing and services; success and timing of business strategies; the nature and extent of governmental actions and reforms; and rapidly changing technology and evolving banking industry standards.

UNITED BANKSHARES, INC. AND SUBSIDIARIES

FINANCIAL SUMMARY

(In Thousands Except for Per Share Data)

	Three Months Ended		Year Ended
	December 31 2009	December 31 2008	December 31 2009	December 31 2008
EARNINGS SUMMARY:
Interest income, taxable equivalent	$90,813	$106,366	$377,044	$444,140
Interest expense	27,159	39,961	120,374	177,119
Net interest income, taxable equivalent	63,654	66,405	256,670	267,021
Taxable equivalent adjustment	2,632	3,180	11,199	14,229
Net interest income	61,022	63,225	245,471	252,792
Provision for credit losses	6,719	12,207	46,065	25,155
Noninterest income	14,207	19,180	53,970	67,303
Noninterest expense	43,941	46,600	175,127	171,073
Income taxes	7,125	7,079	10,951	36,913
Net income	17,444	16,519	67,298	86,954

PER COMMON SHARE:
Net income:
Basic	0.40	0.38	1.55	2.01
Diluted	0.40	0.38	1.55	2.00
Cash dividends	$0.30	$0.29	1.17	1.16
Book value			17.53	16.97
Closing market price			$19.97	$33.22
Common shares outstanding:
Actual at period end, net of treasury shares			43,437,738	43,403,891
Weighted average- basic	43,426,784	43,358,278	43,410,431	43,286,894
Weighted average- diluted	43,460,382	43,546,679	43,456,889	43,434,083

FINANCIAL RATIOS:
Return on average assets	0.87%	0.81%	0.85%	1.09%
Return on average shareholders’ equity	8.92%	8.37%	8.81%	11.12%
Average equity to average assets	9.79%	9.72%	9.64%	9.76%
Net interest margin	3.55%	3.63%	3.59%	3.70%

	December 31 2009	December 31 2008	December 31 2007	September 30 2009
PERIOD END BALANCES:
Assets	$7,805,101	$8,102,091	$7,994,739	$8,082,808
Earning assets	6,956,322	7,267,990	7,167,127	7,285,613
Loans, net of unearned income	5,736,809	6,014,155	5,793,484	5,789,445
Loans held for sale	5,284	868	1,270	4,969
Investment securities	966,920	1,291,822	1,394,764	1,103,645
Total deposits	5,971,100	5,647,954	5,349,750	6,022,666
Shareholders’ equity	761,550	736,712	761,199	766,546